Exhibit 10.8

PERFORMANCE UNIT AGREEMENT

BIO-TECHNE CORPORATION

SECOND AMENDED AND RESTATED

2010 EQUITY INCENTIVE PLAN

THIS AGREEMENT is made effective as of [●], by and between Bio-Techne Corporation, a Minnesota corporation (the “Company”), and [●] (“Participant”).

W I T N E S S E T H:

WHEREAS, Participant on the date hereof is a key employee, officer, director of or consultant or advisor to the Company or one of its Subsidiaries; and

WHEREAS, the Company wishes to grant a performance unit award to Participant pursuant to the Bio-Techne Corporation Second Amended and Restated 2010 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of a performance unit to Participant;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.     Grant of Performance Unit Award; Term. The Company hereby grants to Participant on the date set forth above a performance unit (the “Award”) for [●] dollars ($[●]), on the terms and conditions set forth herein.

2.     Vesting of Performance Unit.

(a)     General. Vesting of the Award shall occur, if at all, on the Vesting Date[s] (as hereinafter defined), subject to the Company’s achievement of the performance objectives during the performance period[s], as both are set forth in Exhibit A to this Agreement, provided that Participant remains employed by the Company on the Vesting Date[s] as set forth in Section 2(b) of this Agreement. Performance for the period[s] shall be evaluated and determined by and in the sole discretion of the Administrator, and performance between the threshold and maximum levels specified on Exhibit A shall result in vesting in accordance with the scale determined by the Administrator and set forth on Exhibit A. The “Vesting Date[s]” for the Award shall be the later of [●] or the date on which the Administrator evaluates and certifies achievement of the performance criteria for the performance period[s], as set forth on Exhibit A. In the event all or any portion of the Award does not vest on the Vesting Date[s] pursuant to the performance objectives set forth on Exhibit A, the unvested portion of the Award shall terminate and be forfeited on such date.

If and to the extent provided in an employment, change of control, severance or similar agreement executed by the Participant and the Company or by a determination by the Administrator, in each case pursuant and subject to Section 15 of the Plan, this Award may become fully-vested and exercisable in connection with a Change of Control as defined in Section 1(f) of the Plan.

Further, in the event of Participant’s Retirement prior to the Vesting Date, if this Award was granted at least six months prior to the date of Participant’s Retirement, then a pro rata portion of the Award shall become vested on the Vesting Date immediately following the date of Participant’s Retirement, with such portion determined by multiplying the Award by a fraction, the numerator of which is the number of whole months that Participant was employed during the performance period and the denominator of which is the total number of months in the performance period. For purposes of this Agreement, “Retirement” means termination of employment for any reason other than cause on or after attaining age 55 and completing at least five (5) years of continuous service with the Company or any Affiliate; provided, however, that Participant shall be credited with continuous service only for periods during which Participant is regularly scheduled to work 20 or more hours per week. For purposes of this Agreement, “cause” shall have the same meaning as reflected in any written employment agreement addressing Participant's employment or, in the absence of any written employment agreement, (i) a material breach or Participant's willful and substantial non-performance of Participant's assigned duties and responsibilities (other than as a result of incapacity due to physical or mental illness), (ii) a conviction of or no contest plea with respect to bribery, extortion, embezzlement, fraud, grand larceny, or any felony or similar conviction under local law involving abuse or misuse of Participant's position to seek or obtain an illegal or personal gain at the expense of the Company, the Employer or any Subsidiary, or similar crimes, or conspiracy to commit any such crimes or attempt to commit any such crimes, or (iii) Participant's violation of any policy of the Company, the Employer or any Subsidiary to which Participant may be subject or Participant's willful engagement in any misconduct in the performance of Participant's duties that materially injures the Company, the Employer or any Subsidiary.

Subject to such other terms and conditions set forth in this Agreement, the Participant shall not be entitled to payment for any portion of the performance units subject to this Award until the Administrator determines the portion of the Award, if any, that has vested.]

(b)     Termination of Relationship. Unless otherwise provided in this Agreement or agreed to in writing by Participant and Company, if Participant ceases to be an employee of the Company or any Subsidiary at any time prior to the Vesting Date, for any reason other than Retirement, this Award shall terminate and the unvested portion of this Award shall be forfeited by Participant.

3.     General Provisions.

(a)     Employment or Other Relationship. This Agreement shall not confer on Participant any right with respect to continuance of employment or any other relationship by the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company to terminate such employment or relationship. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between Participant and the Company or any Subsidiary.

(b)     Withholding Taxes. In order to permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all withholding and employment-related taxes attributable to this Award are withheld from any amounts payable by the Company to the Participant. If the Company is unable to withhold such federal and state taxes, for whatever reason, the Participant hereby agrees to pay to the Company an amount equal to such withholding and employment-related taxes prior to the payment of the Award to the Participant by the Company.

(c)     Nontransferability. The Award shall not be transferred, assigned or pledged in any manner by the Participant, in whole or in part.

(d)     Second Amended and Restated 2010 Equity Incentive Plan. The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this Agreement and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

(e)     Scope of Agreement. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Participant and any successor or successors of Participant permitted by this Agreement. This Award is expressly subject to all terms and conditions contained in the Plan and in this Agreement, and Participant’s failure to execute this Agreement shall not relieve Participant from complying with such terms and conditions.

(f)     Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least ten (10) years. If the parties cannot agree on an arbitrator within twenty (20) days, any party may request that the chief judge of the District Court of Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

(g)     Delay in Payment for Specified Employee. In the event this Award is subject to Code Section 409A and the Administrator determines that the Participant is a “specified employee” within the meaning of Code Section 409A, then any payment due to the Participant’s separation from service shall not be paid earlier than the first day of the seventh month immediately following such separation from service.

(h)     Right to Amend. The Company hereby reserves the right to amend this Agreement without Participant’s consent to the extent necessary or desirable to comply with the requirements of Code Section 409A and the regulations, notices and other guidance of general application issued thereunder.

(i)     Section 280G.   Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Participant and the Company (collectively, the “Payments”) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 3(i), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the Participant’s receipt on an after-tax basis, of the greatest amount of economic benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Participant and the Company otherwise agree in writing, any determination required under this Section 3(i) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose reasonable determination shall be conclusive and binding upon the Participant and the Company for all purposes.  For purposes of making the calculations required by this Section 3(i), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Sections 280G and 4999 of the Code.  The Participant and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3(i).

(j)     Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.

[Signature page follows.]

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

BIO-TECHNE CORPORATION

By
Its

PARTICIPANT

By:
Printed Name: [●]